Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
EDEN Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com

EDEN Bioscience Announces Second Quarter 2003 Financial Results

BOTHELL, Wash. — (BUSINESS WIRE) — July 24, 2003 — EDEN Bioscience Corporation (Nasdaq:EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its second quarter ended June 30, 2003.

Net revenue for the second quarter of 2003 was $549,000, which compares to net revenue of $1.1 million in the second quarter of 2002. Revenue is derived solely from sales of Messenger to distributors. Net loss in the second quarter was $3.3 million, or $0.14 per weighted average common share, compared to a net loss of $4.7 million, or $0.19 per weighted average common share in the second quarter of 2002. Per-share loss amounts for the quarter are based on weighted average common shares of 24.3 million in 2003 and 24.2 million in 2002.

The company estimates that distributors sold approximately 264,000 ounces of Messenger to growers in the second quarter of 2003, compared to approximately 324,000 ounces in the same period in 2002. For the first six months of 2003, the company estimates that distributors sold approximately 422,000 ounces to growers, compared to approximately 468,000 ounces in the same period in 2002. Based on preliminary information, EDEN estimates that 564,000 ounces of Messenger remained in distributors’ inventories on June 30, 2003.

“While total estimated ounces used by growers is down, we estimate grower usage of Messenger in our high value focus crops is flat year-to-date when compared to 2002 usage. Comparing focus crops, we estimate usage has increased in strawberries, citrus, melons, peppers, and table grapes. These gains have been offset by decreased usage in cherries and tomatoes resulting from unfavorable weather conditions at fruit set and planting time, respectively,” said Rhett Atkins, President and CEO. “We believe that grower usage of Messenger will continue in our focus crops in the second half of 2003 and that this usage will be primarily filled from current distributors’ inventory. As a result of current channel inventory levels, and given the seasonality of our targeted crops, we expect our sales and distributor sales to growers in the third quarter of this year to be minor. We believe that under some of the most adverse weather conditions in memory we have extended our gains in a majority of our focus crops and have the follow-up plan in place to demonstrate performance and accelerate future sales. This has been accomplished using considerably less resources than in past years.”

Cash and investments as of June 30, 2003 totaled $23.8 million, compared with $26.1 million at March 31, 2003.

CONFERENCE CALL

EDEN Bioscience will host a live conference call and Web cast to discuss its second quarter 2003 financial results on Thursday, July 24, 2003 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until July 31, 2003, at www.edenbio.com/in/inmain.html

ABOUT EDEN BIOSCIENCE

EDEN Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. EDEN Bioscience believes its technology and initial product, Messenger, provide growers with a new tool to improve crop production and plant protection. Messenger is based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. EDEN Bioscience’s headquarters are at 3830 Monte Villa Parkway, Bothell, WA 98021, 425-806-7300; www.edenbio.com.

(c)   2003 EDEN Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger®, EDEN®, and EDEN Bioscience® are registered trademarks of EDEN Bioscience Corporation. Messenger is not currently registered for sale or use in Colorado. In California, Messenger is labeled for disease management on strawberries, grapes, and fruiting vegetables only and to increase overall production on citrus and tomato.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors’ inventories of Messenger, estimate of grower usage of Messenger in our high value focus crops, estimate of increased usage in strawberries, citrus, melons, peppers, and table grapes, estimate of decreased usage in cherries and tomatoes, estimate of our sales in the third quarter 2003, estimate of distributor sales of Messenger in the third quarter of 2003, ability to accelerate future sales and Messenger’s benefits to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect EDEN’s actual results include, among others, dependence on a single product; unsuccessful development and commercialization of our single product; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; risk that the inventory of Messenger held by us and by distributors is aging and may not meet our quality standards; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect EDEN’s financial results is included in EDEN’s most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. EDEN undertakes no obligation to update any forward-looking statements.

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$23,786,169	$30,729,828
Accounts receivable	469,799	218,529
Inventory	2,021,029	2,135,188
Other current assets	625,178	770,136

Total current assets	26,902,175	33,853,681
Property and equipment, net	17,281,685	18,410,909
Other assets	1,640,047	1,647,304

Total assets	$45,823,907	$53,911,894

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$298,859	$361,801
Accrued liabilities	1,442,903	3,546,339
Current portion of accrued loss on facility subleases	362,175	292,482
Current portion of capital lease obligations	31,384	95,426

Total current liabilities	2,135,321	4,296,048
Accrued loss on facility subleases, net of current portion	2,595,943	2,613,651
Capital lease obligations, net of current portion	19,888	29,592
Other long-term liabilities	621,461	378,816

Total liabilities	5,372,613	7,318,107

Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares
issued and outstanding at June 30, 2003 and December 31, 2002	--	--
Common stock, $.0025 par value, 100,000,000 shares authorized; issued and outstanding shares - 24,354,322 shares at June 30, 2003;
24,307,495 shares at December 31, 2002	60,886	60,769
Additional paid-in capital	132,513,643	132,466,906
Cumulative translation adjustment	(82,829)	(78,842)
Accumulated deficit	(92,040,406)	(85,855,046)

Total shareholders' equity	40,451,294	46,593,787

Total liabilities and shareholders' equity	$45,823,907	$53,911,894

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product sales, net of sales allowances	$548,664	$1,072,529	$1,395,524 (a)	$1,627,536
Operating expenses:
Cost of goods sold	627,799	1,040,978	1,205,995	1,733,301
Research and development	1,513,158	2,725,949	3,030,406	5,621,423
Selling, general and administrative .	1,780,301	2,194,511	3,445,703	4,876,410

Total operating expenses	3,921,258	5,961,438	7,682,104	12,231,134

Loss from operations	(3,372,594)	(4,888,909)	(6,286,580)	(10,603,598)

Other income (expense):
Interest income	77,796	189,512	171,451	412,647
Interest expense	(2,758)	(10,287)	(6,723)	(23,450)

Total other income	75,038	179,225	164,728	389,197

Loss before income taxes and
cumulative effect of adoption of
SFAS No. 143	(3,297,556)	(4,709,684)	(6,121,852)	(10,214,401)
Provision for income taxes	--	--	--	--

Loss before cumulative effect of
adoption of SFAS No. 143	(3,297,556)	(4,709,684)	(6,121,852)	(10,214,401)
Cumulative effect of adoption of SFAS
No. 143	--	--	(63,508)	--

Net Loss	$(3,297,556)	$(4,709,684)	$(6,185,360)	$(10,214,401)

Basic and diluted net loss per share:
Loss before cumulative effect of
adoption of SFAS No. 143	$(0.14)	$(0.19)	$(0.25)	$(0.42)
Cumulative effect of adoption of SFAS
No. 143	--	--	--	--

Net loss	$(0.14)	$(0.19)	$(0.25)	$(0.42)

Weighted average shares outstanding used
to compute net loss per share	24,341,374	24,237,987	24,324,832	24,202,510

(a)	Includes the elimination of $126,301 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding this reduction in sales allowance liabilities, net product sales for the six months ended June 30, 2003 totaled $1,269,223.

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